Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Amendment No. 1 of Form 10-KT/A (No. 333-51918) of Galaxy Next Generation, Inc., of our report dated November 16, 2018, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-KT/A.

/s/ Somerset CPAs, P.C.

Somerset CPAs, P.C.

Indianapolis, Indiana

November 16, 2018